SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 14, 2005

VALLEY NATIONAL BANCORP

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-11277	22-2477875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1455 Valley Road, Wayne, New Jersey	07470
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 305-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement

On November 14, 2005, Valley National Bank and Valley National Bancorp, entered into an Amended and Restated Change in Control Agreement (the “Agreement”) with Executive Vice President Peter Crocitto. Mr. Crocitto’s existing Amended and Restated Change in Control Agreement, dated November 30, 2004 was terminated as of November 14, 2005.

The initial term of the Agreement extends for three years with an automatic one-year extension at the end of each year. The initial term shall cease at age 65. Pursuant to the Agreement, should Valley undergo a change-in-control while the Agreement remains in effect, Mr. Crocitto is provided with a three year employment agreement in the same position, at the same base salary, with a bonus at least equal to the average annual bonus paid to him over the most recent three years, and participation in fringe benefit plans.

If, during such three year period, Mr. Crocitto resigns for “good reason” as defined in the Agreement, or is terminated without cause, he is entitled to an immediate lump-sum payment equal to three times his base salary and bonus amount, continuation of medical, dental and life insurance benefit coverage for up to a three-year period, eight years of credited service under the Benefit Equalization Plan and deemed qualification under the Rule of 80 as applicable to benefits under the Benefit Equalization Plan. Generally, if Mr. Crocitto dies or is disabled, he will be entitled to certain limited benefits under the Agreement. If Mr. Crocitto is terminated for cause, or resigns without good reason, he will not be entitled to benefits under the Agreement.

Item 1.02 Termination of a Material Definitive Agreement

The information provided under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Amended and Restated Change in Control Agreement among Valley National Bank, Valley National Bancorp and Peter Crocitto dated November 14, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2005	VALLEY NATIONAL BANCORP

	By:	/s/ Alan D. Eskow
Alan D. Eskow
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Change in Control Agreement among Valley National Bank, Valley National Bancorp and Peter Crocitto dated November 14, 2005.